Exhibit FS-1

                             Western Resources, Inc.
              Unaudited Pro Forma Combined Condensed Balance Sheet
                                 At May 31, 1997
                             (Thousands of Dollars)

                                                                                                      Pro Forma
                                             Western Resources, Inc.                           Western Resources, Inc.
                                                   Consolidated        Pro Forma Adjustments         Consolidated



Assets
Utility Plant:
Electric plant in service                                  $5,489,046                                        $5,489,046
Natural gas plant in service                                  907,085               ($907,085)                        0
                                             --------------------------------------------------------------------------
                                                            6,396,131                (907,085)                5,489,046
Less - Accumulated depreciation                             2,121,870                (295,182)                1,826,688
                                             --------------------------------------------------------------------------
                                                            4,274,261                (611,903)                3,662,358
Construction work in progress                                  92,325                       0                    92,325
Nuclear Fuel (net)                                             33,638                                            33,638
                                             --------------------------------------------------------------------------
         Net Utility Plant                                  4,400,224                (611,903)                3,788,321

Investments and Other Property:
Investment in ONEOK, Inc.                                                             531,103                   531,103
Investment in ADT (net)                                       602,692                                           602,692
Security business and other property                          564,757                                           564,757
Decommissioning trust                                          34,638                                            34,638
                                             --------------------------------------------------------------------------
                                                            1,202,087                 531,103                 1,733,190

Current Assets:
Cash and cash equivalents                                       2,888                    (722)                    2,166
Accounts receivable and unbilled revenues (net)               227,656                 (97,455)                  130,201
Fossil fuel, at average cost                                   41,533                                            41,533
Gas stored underground, at average cost                        20,522                 (20,522)                        0
Materials and supplies, at average cost                        60,897                  (5,101)                   55,796
Prepayments and other current assets                           26,045                 (10,436)                   15,609
                                             --------------------------------------------------------------------------
                                                              379,541                (134,296)                  245,305

Deferred Charges and Other Assets:
Deferred future income taxes                                  217,257                 (25,280)                  191,977
Corporate-owned life insurance (net)                           84,910                       0                    84,910
Regulatory assets                                             223,312                 (24,641)                  196,671
Other                                                          46,514                      (2)                   46,512
                                             --------------------------------------------------------------------------
                                                              571,993                 (49,923)                  522,070
                                             --------------------------------------------------------------------------

Total Assets                                               $6,553,845               ($264,959)               $6,288,886
                                             ==========================================================================


Capitalization and Liabilities

Capitalization:
Common stock equity                                        $1,605,853                                        $1,605,853
Cumulative preferred and preference stock                      74,858                                            74,858
Western Resources obligated mandatorily
   redeemable preferred securities of subsidiary
   trusts holding solely company subordinated
   debentures                                                 220,000                                           220,000
Long-term debt (net)                                        1,406,709                ($35,000)                1,371,709
                                             --------------------------------------------------------------------------
                                                            3,307,420                 (35,000)                3,272,420

Current Liabilities:
Short-term debt                                             1,189,150                 (74,106)                1,115,044
Accounts payable                                              186,853                  (7,478)                  179,375
Accrued taxes                                                  62,540                                            62,540
Accrued interest and dividends                                 75,724                                            75,724
Other                                                          57,401                 (14,716)                   42,685
                                             --------------------------------------------------------------------------
                                                            1,571,668                 (96,300)                1,475,368

Deferred Credits and Other Liabilities:
Deferred Income taxes                                       1,102,592                (101,233)                1,001,359
Deferred Investment tax credits                               122,729                  (9,522)                  113,207
Deferred Gain from sale-leaseback                             228,679                                           228,679
Other                                                         220,757                 (22,904)                  197,853
                                             --------------------------------------------------------------------------
                                                            1,674,757                (133,659)                1,541,098
                                             --------------------------------------------------------------------------

Total capitalization and liabilities                       $6,553,845               ($264,959)               $6,288,886
                                             ==========================================================================

Exhibit FS-2

                                      Western Resources, Inc.
                   Unaudited Pro Forma Combined Condensed Statement of Income
                                Twelve Months Ended May 31, 1997
                          (Thousands of Dollars, except per share data)


                                                                                                      Pro Forma
                                             Western Resources, Inc.                           Western Resources, Inc.
                                                   Consolidated        Pro Forma Adjustments         Consolidated



OPERATING REVENUES
  Electric                                                 $1,180,296                                        $1,180,296
  Natural Gas                                                 845,838               ($845,838)                        0
  Other                                                       103,255                                           103,255
                                             --------------------------------------------------------------------------
     Total Operating Revenues                               2,129,389                (845,838)                1,283,551

OPERATING EXPENSES
  Natural gas purchases                                       611,505                (611,505)                        0
  Fuel used for generation                                    263,142                                           263,142
  Power purchased                                              26,301                                            26,301
  Operations and maintenance                                  516,652                (134,016)                  382,636
  Depreciation and amortization                               221,807                 (33,042)                  188,765
  Income taxes                                                 92,099                 (20,207)                   71,892
  Other taxes                                                  97,201                 (13,311)                   83,890
                                             --------------------------------------------------------------------------
     Total Operating Expenses                               1,828,707                (812,081)                1,016,626

OPERATING INCOME                                              300,682                 (33,757)                  266,925

OTHER INCOME AND EXPENSE                                       23,029                   3,109                    26,138

INCOME FROM INVESTMENT IN ONEOK,
    INC. (NET OF TAX)                                                                  33,514                    33,514

INCOME BEFORE INTEREST EXPENSE                                323,711                   2,866                   326,577

INTEREST CHARGES                                              173,245                  (2,685)                  170,560

NET INCOME                                                    150,466                   5,551                   156,017

PREFERRED AND PREFERENCE DIVIDENDS                             11,297                                            11,297

EARNINGS FOR COMMON STOCK                                    $139,169                  $5,551                  $144,720

WEIGHTED AVERAGE SHARES (Thousands)                            64,503                                            64,503

EARNINGS PER SHARE - COMMON STOCK                               $2.16                                             $2.24






                             WESTERN RESOURCES, INC.

                          NOTES TO FINANCIAL STATEMENTS

I. Basis of Presentation

     In December 1996, Western Resources, Inc. ("WRI") and ONEOK, Inc. ("ONEOK") announced the combination of the local natural gas distribution business (the "LDC") of WRI, and WRI's direct or indirect wholly-owned natural gas transportation and marketing subsidiaries, Mid Continent Market Center, Inc. ("MCMC") and Westar Gas Marketing, Inc. ("Westar" and, together with MCMC, their respective subsidiaries and WRI's local natural gas distribution business, the "Gas Business") with the business of ONEOK in accordance with the terms of the Agreement, dated as of December 12, 1996 (the "Agreement"), between WRI and ONEOK, pursuant to which: (A) immediately prior to the Merger Effective Time, WRI will contribute or will cause to be contributed, to WAI, Inc. ("WAI"), a newly formed Oklahoma corporation and wholly-owned subsidiary of WRI, all of the assets of WRI that are primarily used in, or primarily related to or primarily generated by, the field operations of the Gas Business, including all of the outstanding capital stock of Westar and MCMC (the "Assets"), whereupon WAI will assume (i) all of the liabilities of WRI that arise primarily out of, or relate primarily to or are primarily generated by, the Assets and (ii) approximately $35 million (subject to pre-closing adjustment) aggregate principal amount of debt of WRI and (B) (i) ONEOK will merge with and into WAI, with WAI as the surviving corporation, whereupon WAI's name will be changed to "ONEOK, Inc." (WAI being referred to herein, after the effective time of the Merger, as "New ONEOK"), (ii) shares of ONEOK Common Stock outstanding as of the merger Effective Time will be converted on a one-for-one basis into shares of New ONEOK Common Stock, whereupon, on a fully diluted basis after giving effect to the Transactions and based on the number of shares of ONEOK Common Stock outstanding as of December 12, 1996, (a) the holders of ONEOK Common Stock will hold shares of New ONEOK Common Stock representing at least 90.1% of the New ONEOK Common Stock to be outstanding or, assuming conversion of all Series A Convertible Preferred Stock of New ONEOK to be held by WRI pursuant to the Agreement, not less than 55.0% of the New ONEOK Common Stock to be outstanding, and (b) WRI will hold 2,996,702 shares of New ONEOK Common Stock and 19,317,584 shares of Series A Convertible Preferred Stock, together representing in the aggregate up to 9.9% of the New ONEOK Common Stock to be outstanding prior to conversion of the Series A Convertible Preferred Stock and up to 45.0% of the New ONEOK Common Stock outstanding thereafter, and (iii) WRI will be entitled, upon conversion of its shares of Series A Convertible Preferred Stock at any time following a Regulatory Change (as defined in the Proxy Statement/Prospectus under "The Shareholder Agreement"), to receive from New ONEOK an amount equal to $35 million if the conversion were to occur at the Closing, which amount reduces to zero over 5 years or less as dividends are paid on WRI's shares of Series A Convertible Preferred Stock. Approximately 1,575 WRI employees are expected to be reassigned to positions with WAI upon consummation of the transactions. The transactions require the approval of ONEOK shareholders, the Oklahoma
Corporation Commission (the "OCC"), the Kansas Corporation Commission (the "KCC") and the Securities and Exchange Commission. It is anticipated that the transactions will close during the second half of 1997.

     WRI's natural gas operations being contributed include its regulated operations in Kansas and Northeast Oklahoma related to the LDC and MCMC (the "Regulated Entities"). These Regulated Entities serve approximately 650,000 customers. In addition to the Regulated Entities, WRI will contribute its wholly-owned indirect subsidiary, Westar. Westar markets and sells natural gas primarily to small and medium-sized commercial and industrial customers and its subsidiary Westar Gas Company processes natural gas liquids.

     Prior to the Transactions, the Gas Business has been operated as an integrated part of WRI's overall business and has not been separated from WRI's other operations for managerial, accounting, administrative or other purposes. Consequently, the activities of the Gas Business have been included in the consolidated financial statements of WRI. In the normal course of business, the Gas Business has various transactions with WRI, including various expense allocations, which are material in amount. Certain accounts, principally working capital accounts are maintained by WRI on a common basis. Amounts applicable to WRI's electric business which are not being contributed are accounted for in the same general ledger accounts as WRI's Gas Business. Where it was practical, a determination of amounts applicable to the Gas Business was made. In other circumstances it was not possible to make this determination and allocation methodologies were used to quantify estimated amounts related to the Gas Business. The allocation methodologies utilized are, in the opinion of WRI, reasonable.

     These financial statements have been prepared from records maintained by WRI, and may not necessarily be indicative of the conditions which would have existed if the Gas Business had been operated as an independent entity.


2. Pro Forma Adjustments

     Pro forma adjustments were made to eliminate the net gas assets contributed to ONEOK, Inc. and to record the investment in ONEOK, Inc. securities on the Unaudited Pro Forma Combined Condensed Balance Sheet as of May 31, 1997. Pro Forma adjustments were made to eliminate revenue and expenses related to the gas operations being transferred to ONEOK, Inc. and to record the income from the investment in ONEOK, Inc. on the Unaudited Pro Forma Combined Condensed
Statements  of Income for the Twelve  Months  Ended May 31, 1997.